EXHIBIT 99.1

Contact:   Michelle D. Monfor
           Director, Investor Relations
           (206) 467-3613 or 1-800-858-5347
           WWW.PLUMCREEK.COM
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  PLUM CREEK REACHES SETTLEMENT IN LITIGATION RELATING TO REIT CONVERSION
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      SEATTLE, WASHINGTON - April 9, 1999 - Plum Creek Timber Company, L.P.
(NYSE:PCL) announced today that the Company and its general partner have entered into an agreement settling all litigation relating to the proposed conversion of the Company into a real estate investment trust (REIT).

      Under the terms of the settlement, which remains subject to court approval, Plum Creek's general partner would be obligated to pay up to an aggregate of $30 million, which shall be paid into a fund to be administered by plaintiff's counsel and overseen by the court for distribution to eligible Unitholders if certain five-year financial targets of the Company are not met. Payments, if any, would be scheduled to be made following the end of the five-year period, on or about April 15, 2004. Such payments, less court approved attorney fees, would be made to Unitholders who are beneficial owners as of the REIT conversion date.

      The Company said that the settlement provides a benefit to Unitholders, halts the substantial expense, uncertainty and distraction of continued litigation, and enables the Company to move forward with the process of converting to a REIT. Rick Holley, Plum Creek's President and Chief Executive Officer, said "The Board and management continue to believe that the proposed conversion will help us achieve important strategic business objectives that will benefit all of our Unitholders."

      As previously announced, the Company intends to hold the Unitholder vote on the proposed conversion on April 19, 1999. If Unitholder approval is obtained, the Company expects to convert to a REIT as soon as practicable following final court approval of the settlement. Court approval will be sought at a hearing scheduled for June 21, 1999.

      Plum Creek is one of the largest private timberland owners in the nation with timberlands and mills located in the Pacific Northwest, Southern and Northeastern United States.

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